EXHIBIT 16

March 1, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of the Form 8-K dated February 28, 2007, of McDonald’s Corporation Profit Sharing and Savings Plan and are in agreement with the statements contained in the third paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP